FORM 15
      [Adopted in Release No. 34-20784 (Paragraph 83,508), March 22, 1984,
                   effective March 30, 1984, 49 F.R., 12688.]

                    U. S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15 (d) of the Securities Exchange Act of 1934.

                         Commission File Number: 0-10995


                        PAINE WEBBER GROWTH PROPERTIES LP
                        ---------------------------------
             (Exact name of registrant as specified in its charter)

265  Franklin  Street,  Boston,  Massachusetts  02110 (617)  439-8118
--------------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Units of Limited Partnership Interest
                     -------------------------------------

            (Title of each class of securities covered by this Form)

                                      None
                                      ----

(Titles of all other classes of securities for which a duty to file reports under section 13 (a) or 15 (d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a) (1) (i)               [  x  ]     Rule 12h-3(b) (1) (ii)  [     ]
Rule 12g-4(a) (1) (ii)              [     ]     Rule 12h-3(b) (2) (i)   [     ]
Rule 12g-4(a) (2) (i)               [     ]     Rule 12h-3(b) (2) (ii)  [     ]
Rule 12g-4(a) (2) (ii)              [     ]     Rule 15d-6              [     ]
Rule 12h-3(b) (1) (i)               [  x  ]

Approximate number of holders of record as of the certification or notice date:
None

Pursuant to the requirements of the Securities Exchange Act of 1934 of Paine Webber Growth Properties LP has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    Paine Webber Growth Properties LP

                                    By:  First PW Growth Properties, Inc.
                                         --------------------------------
                                         Managing General Partner

                                         By: /s/ Walter V. Arnold
                                             --------------------
                                         Name:   Walter V. Arnold
                                         Title:  Senior Vice President
                                                 and Chief Financial Officer

DATE: December 31, 1998